 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 12)

Credicorp Ltd.
(Name of Issuer)

Common Shares
(Title of Class of Securities)

G2519Y 10 8
(CUSIP Number)

N/A
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. G2519Y 10 8	Page 2 of 35

1.	Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only) Dionisio Romero Seminario
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Perú
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power 0
	6.	Shared Voting Power 14,865,336
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 13,825,446
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 14,865,336
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐
11.	Percent of Class Represented by Amount in Row (9) 15.7%
12.	Type of Reporting Person IN

CUSIP No. G2519Y 10 8	Page 3 of 35

1.	Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only) Rosalina María Helguero Romero
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Perú
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power 0
	6.	Shared Voting Power 1,298,896
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 1,298,896
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,298,896
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐
11.	Percent of Class Represented by Amount in Row (9) 1.4%
12.	Type of Reporting Person IN

CUSIP No. G2519Y 10 8	Page 4 of 35

1.	Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only) José Antonio Onrubia Romero
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Spain
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power 0
	6.	Shared Voting Power 9,707,420
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 9,707,420
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 9,707,420
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐
11.	Percent of Class Represented by Amount in Row (9) 10.3%
12.	Type of Reporting Person IN

CUSIP No. G2519Y 10 8	Page 5 of 35

1.	Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only) Maria del Carmen Onrubia de Beeck
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Perú
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power 0
	6.	Shared Voting Power 9,043,427
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 9,043,427
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 9,043,427
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐
11.	Percent of Class Represented by Amount in Row (9) 9.6%
12.	Type of Reporting Person IN

CUSIP No. G2519Y 10 8	Page 6 of 35

1.	Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only) Teresa Holder de Onrubia
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Perú
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power 0
	6.	Shared Voting Power 263,491
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 263,491
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 263,491
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐
11.	Percent of Class Represented by Amount in Row (9) 0.3%
12.	Type of Reporting Person IN

CUSIP No. G2519Y 10 8	Page 7 of 35

1.	Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only) Maria Lourdes Onrubia Holder
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Perú
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power 0
	6.	Shared Voting Power 9,167
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 9,167
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 9,167
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐
11.	Percent of Class Represented by Amount in Row (9) 0.0%
12.	Type of Reporting Person IN

CUSIP No. G2519Y 10 8	Page 8 of 35

1.	Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only) Maria Inmaculada Onrubia Holder
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Perú
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power 0
	6.	Shared Voting Power 7,332
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 7,332
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 7,332
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐
11.	Percent of Class Represented by Amount in Row (9) 0.0%
12.	Type of Reporting Person IN

CUSIP No. G2519Y 10 8	Page 9 of 35

1.	Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only) Ana Silvia Guzman Portilla de Romero
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Perú
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power 0
	6.	Shared Voting Power 495
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 495
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 495
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐
11.	Percent of Class Represented by Amount in Row (9) 0.0%
12.	Type of Reporting Person IN

CUSIP No. G2519Y 10 8	Page 10 of 35

1.	Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only) Manuel Antonio Romero Belismelis
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Perú
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power 0
	6.	Shared Voting Power 11,873
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 495
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 11,873
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐
11.	Percent of Class Represented by Amount in Row (9) 0.0%
12.	Type of Reporting Person IN

CUSIP No. G2519Y 10 8	Page 11 of 35

1.	Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only) Alfredo Romero Belismelis
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Perú
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0*
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐
11.	Percent of Class Represented by Amount in Row (9) 0.0%*
12.	Type of Reporting Person IN

* Reporting person Alfredo Romero Belismelis sold all of its Common Shares of issuer Credicorp Ltd. on the stock market. As of the date of this report, reporting person Alfredo Romero Belismelis does not beneficially own any Common Shares of issuer Credicorp Ltd.

CUSIP No. G2519Y 10 8	Page 12 of 35

1.	Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only) Fernando Romero Belismelis
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Perú
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power 0
	6.	Shared Voting Power 1,324
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 1,324
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,324
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐
11.	Percent of Class Represented by Amount in Row (9) 0.0%
12.	Type of Reporting Person IN

CUSIP No. G2519Y 10 8	Page 13 of 35

1.	Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only) Dionisio Romero Paoletti
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Perú
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0*
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐
11.	Percent of Class Represented by Amount in Row (9) 0.0%*
12.	Type of Reporting Person IN

* Reporting person Dionisio Romero Paoletti sold all of its Common Shares of issuer Credicorp Ltd. on the stock market. As of the date of this report, reporting person Dionisio Romero Paoletti does not beneficially own any Common Shares of issuer Credicorp Ltd.

CUSIP No. G2519Y 10 8	Page 14 of 35

1.	Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only) Rafael Ernesto Romero Guzman
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Perú
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0*
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐
11.	Percent of Class Represented by Amount in Row (9) 0.0%*
12.	Type of Reporting Person IN

* Reporting person Rafael Ernesto Romero Guzman sold all of its Common Shares of issuer Credicorp Ltd. on the stock market. As of the date of this report, reporting person Ernesto Romero Guzman does not beneficially own any Common Shares of issuer Credicorp Ltd.

CUSIP No. G2519Y 10 8	Page 15 of 35

1.	Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only) La Roncadora S.A.
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Panama
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power 0
	6.	Shared Voting Power 1,039,890
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 1,039,890
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,039,890
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐
11.	Percent of Class Represented by Amount in Row (9) 1.1%
12.	Type of Reporting Person IN

CUSIP No. G2519Y 10 8	Page 16 of 35

1.	Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only) Birmingham Merchant S.A.
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Perú
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power 0
	6.	Shared Voting Power 2,943,868
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 2,943,868
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,943,868
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐
11.	Percent of Class Represented by Amount in Row (9) 3.1%
12.	Type of Reporting Person CO

CUSIP No. G2519Y 10 8	Page 17 of 35 Pages

1.	Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only) Urigeler Internacional S.A.
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Panamá
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power 0
	6.	Shared Voting Power 5,285,672
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 5,285,672
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,285,672
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐
11.	Percent of Class Represented by Amount in Row (9) 5.6%
12.	Type of Reporting Person CO

CUSIP No. G2519Y 10 8	Page 18 of 35 Pages

1.	Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only) Maray S.A.
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Panama
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0*
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐
11.	Percent of Class Represented by Amount in Row (9) 0%*
12.	Type of Reporting Person CO

* Effective December, 21 2006, reporting person Maray S.A. transferred all of its Common Shares of issuer Credicorp Ltd. to Tech American Enterprises Inc. As of the date of this report, reporting person Maray S.A. does not beneficially own any Common Shares of issuer Credicorp Ltd.

CUSIP No. G2519Y 10 8	Page 19 of 35 Pages

1.	Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only) Tech American Enterprises Inc.
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Panamá
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power 0
	6.	Shared Voting Power 682,883
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 682,883
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 682,883
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐
11.	Percent of Class Represented by Amount in Row (9) 0.7%
12.	Type of Reporting Person CO

CUSIP No. G2519Y 10 8	Page 20 of 35 Pages

1.	Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only) Ransa Comercial S.A.
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Perú
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0*
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐
11.	Percent of Class Represented by Amount in Row (9) 0%*
12.	Type of Reporting Person CO

* Effective December, 06 2006, reporting person Ransa Comercial S.A. transferred all of its Common Shares of issuer Credicorp Ltd. to Van Intercorp Inc. As of the date of this report, reporting person Ransa Comercial S.A. does not beneficially own any Common Shares of issuer Credicorp Ltd.

CUSIP No. G2519Y 10 8	Page 21 of 35 Pages

1.	Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only) Van Intercorp Inc.
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Panamá
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power 0
	6.	Shared Voting Power 158,000
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 158,000
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 158,000
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐
11.	Percent of Class Represented by Amount in Row (9) 0.2%
12.	Type of Reporting Person CO

CUSIP No. G2519Y 10 8	Page 22 of 35 Pages

1.	Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only) Alicorp S.A.
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Perú
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0*
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐
11.	Percent of Class Represented by Amount in Row (9) 0%*
12.	Type of Reporting Person CO

* Effective October, 11 2006, reporting person Alicorp S.A. transferred all of its Common Shares of issuer Credicorp Ltd. to Cernical Group S.A. As of the date of this report, reporting person Alicorp S.A . does not beneficially own any Common Shares of issuer Credicorp Ltd.

CUSIP No. G2519Y 10 8	Page 23 of 35 Pages

1.	Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only) Cernical Group S.A.
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Panamá
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power 0
	6.	Shared Voting Power 505,845
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 505,845
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 505,845
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐
11.	Percent of Class Represented by Amount in Row (9) 0.5%
12.	Type of Reporting Person CO

CUSIP No. G2519Y 10 8	Page 24 of 35 Pages

1.	Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only) Arlow Holding Corporation
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Panamá
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power 0
	6.	Shared Voting Power 111,927
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 111,927
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 111,927
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐
11.	Percent of Class Represented by Amount in Row (9) 0.1%
12.	Type of Reporting Person CO

CUSIP No. G2519Y 10 8	Page 25 of 35 Pages

1.	Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only) Vineyard Investment Inc.
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Panama
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power 0
	6.	Shared Voting Power 1,888,786
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 1,888,786
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,888,786
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐
11.	Percent of Class Represented by Amount in Row (9) 2.0%
12.	Type of Reporting Person CO

CUSIP No. G2519Y 10 8	Page 26 of 35 Pages

1.	Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only) Belle Company Inc.
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Panama
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power 0
	6.	Shared Voting Power 1,298,896
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 1,298,896
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,298,896
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐
11.	Percent of Class Represented by Amount in Row (9) 1.4%
12.	Type of Reporting Person CO

CUSIP No. G2519Y 10 8	Page 27 of 35 Pages

1.	Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only) Sparkling Business, Inc.
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Panama
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power 0
	6.	Shared Voting Power 655,887
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 655,887
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 655,887
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐
11.	Percent of Class Represented by Amount in Row (9) 0.7%
12.	Type of Reporting Person CO

CUSIP No. G2519Y 10 8	Page 28 of 35 Pages

Item 1(a). Name of Issuer:

Credicorp Ltd.

Item 1(b). Address of Issuer’s Principal Executive Offices:

Clarendon House
Church Street
Hamilton HM11 Bermuda

Item 2(a). Name of Persons Filing:

See Exhibit B attached hereto.

Item 2(b). Address of Principal Business Office or if None, Residence:

See Exhibit B attached hereto.

Item 2(c). Citizenship:

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CUSIP No. G2519Y 10 8	Page 29 of 35 Pages

Item 2(d). Title of Class of Securities:

Common Shares

Item 2(e). Cusip Number:

G2519Y 10 8

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

Not Applicable

Item 4. Ownership

(a) Amount Beneficially Owned:

See Item 9 on Page 2
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CUSIP No. G2519Y 10 8	Page 30 of 35 Pages

(b) Percent of Class:

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CUSIP No. G2519Y 10 8	Page 31 of 35 Pages

(c) Number of shares as to which such person has:

(i) Sole power to vote or to direct the vote:

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(ii) Shared power to vote or to direct the vote:

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CUSIP No. G2519Y 10 8	Page 32 of 35 Pages

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(iii) Sole power to dispose or to direct the disposition of:

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CUSIP No. G2519Y 10 8	Page 33 of 35 Pages

See Item 7 on Page 25
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(iv) Shared power to dispose or to direct the disposition of:

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Item 5. Ownership of Five Percent or Less of a Class

Not Applicable

Item 6. Ownership of More than Five Percent on Behalf of Another Person

Not Applicable

CUSIP No. G2519Y 10 8	Page 34 of 35 Pages

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

Not Applicable

Item 8. Identification and Classification of Members of the Group

See Exhibit C attached hereto

Item 9. Notice of Dissolution of Group

Not Applicable

Item 10.  Certification

Not Applicable

Page 33 of 35 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 11 2008 (Date)

/s/ Dionisio Romero Seminario (Signature)

Name: Dionisio Romero Seminario Title: Authorized Signatory

EXHIBITS

Exhibit A	Joint Filing Statement

Exhibit B	Names of Persons Filing

Exhibit C	Identification and Classification of Members of Group

Exhibit D	Powers of Attorney with English Translations

Exhibit A to Schedule 13G
Joint Filing Agreement
Pursuant to Rule 13d-1(k)

The undersigned persons (the "Reporting Persons") hereby agree that a joint statement on this Schedule 13G, and any amendments thereto, be filed on their behalf by Dionisio Romero Seminario.

Each of the Reporting Persons is responsible for the completeness and accuracy of the information concerning each of them contained therein, but none of the Reporting Persons is responsible for the completeness or accuracy of the information concerning any other Reporting Person.

Date: February 11, 2008

Dionisio Romero Seminario

Rosalina María Helguero Romero

José Antonio Onrubia Romero

Maria del Carmen Onrubia de Beeck

Teresa Holder de Onrubia

Maria Lourdes Onrubia Holder

Maria Inmaculada Onrubia Holder

Ana Silvia Guzman Portilla de Romero

Manuel Antonio Romero Belismelis

Alfredo Romero Belismelis

Fernando Romero Belismelis

Dionisio Romero Paoletti

Rafael Ernesto Romero Guzman

La Roncadora S.A.

Birmingham Merchant S.A.

Urigeler Internacional S.A.

Maray S.A.

Ransa Comercial S.A.

Alicorp S.A.

Vineyard Investment Inc.

Belle Company Inc.

Sparkling Business Inc.

Arlow Holding Corporation

Tech American Enterprises Inc.

Van Intercorp Inc.

Cernical Group S.A.

By:	/s/ Dionisio Romero Seminario
Name:Dionisio Romero Seminario
Attorney-in-fact

Exhibit B to Schedule 13G
Shareholders:

Dionisio Romero Seminario

Rosalina María Helguero Romero

José Antonio Onrubia Romero

Maria del Carmen Onrubia de Beeck

Teresa Holder de Onrubia

Maria Lourdes Onrubia Holder

Maria Inmaculada Onrubia Holder

Ana Silvia Guzman Portilla de Romero

Manuel Antonio Romero Belismelis

Alfredo Romero Belismelis

Fernando Romero Belismelis

Dionisio Romero Paoletti

Rafael Ernesto Romero Guzman

La Roncadora S.A.

Birmingham Merchant S.A.

Urigeler Internacional S.A.

Maray S.A.

Ransa Comercial S.A.

Alicorp S.A.

Vineyard Investment Inc.

Belle Company Inc.

Sparkling Business Inc.

Arlow Holding Corporation

Tech American Enterprises Inc.

Van Intercorp Inc.

Cernical Group S.A.

Address:
Las Laderas de Melagarejo

La Molina

Lima 12 Perú

Exhibit C to Schedule 13G

Members of Group:

Dionisio Romero Seminario	(IN)

Rosalina María Helguero Romero	(IN)

José Antonio Onrubia Romero	(IN)

Maria del Carmen Onrubia de Beeck	(IN)

Teresa Holder de Onrubia	(IN)

Maria Lourdes Onrubia Holder	(IN)

Maria Inmaculada Onrubia Holder	(IN)

Ana Silvia Guzman Portilla de Romero	(IN)

Manuel Antonio Romero Belismelis	(IN)

Alfredo Romero Belismelis	(IN)

Fernando Romero Belismelis	(IN)

Dionisio Romero Paoletti	(IN)

Rafael Ernesto Romero Guzman	(IN)

La Roncadora S.A.	(CO)

Birmingham Merchant S.A.	(CO)

Urigeler Internacional S.A.	(CO)

Maray S.A.	(CO)

Ransa Comercial S.A.	(CO)

Alicorp S.A.	(CO)

Vineyard Investment Inc.	(CO)

Belle Company Inc.	(CO)

Sparkling Business Inc.	(CO)

Arlow Holding Corporation	(CO)

Tech American Enterprises Inc. .	(CO)

Cernical Group S.A. .	(CO)

Van Intercorp Inc.	(CO)

Aggregate Amount of Common Shares Beneficially Owned by Group:	14,865,336

Percent of Class:	15.8%

Exhibit D Index

D.1	Reciprocal General Power of Attorney granted between Messrs. Jose Antonio Onrubia Romero, Calixto Romero Seminario, Manuel Romero Seminario and Dionisio Romero Seminario dated November 6, 1970. (1)

D.2	English-language summary of D.1 (2)

D.3	General Power of Attorney from Willy Beeck Navarro and Maria del Carmen Onrubia de Beeck to Calixto Romero Seminario, Manuel Romero Seminario and
Dionisio Romero Seminario dated December 6, 1985. (3)

D.4	English-language summary of D.3 (4)

D.5	Power of Attorney from Rosalina Maria Helguero Romero to Dionisio Romero Seminario dated December 21, 2001. (5)

D.6	Power of Attorney from Jose Antonio Onrubia Romero to Dionisio Romero Seminario dated December 16, 1996. (6)

D.7	Power of Attorney from Maria del Carmen Onrubia de Beeck to Dionisio Romero Seminario dated December 16, 1996. (6)

D.9	Power of Attorney from Maria Lourdes Onrubia Holder to Dionisio Romero Seminario dated February 13, 1997. (6)

D.10	Power of Attorney from Maria Inmaculada Onrubia Holder to Dionisio Romero Seminario dated December 16, 1996. (6)

D.11	Power of Attorney from Ana Sylvia Guzman de Romero to Dionisio Romero Seminario dated February 14, 1997. (6)

D.12	Power of Attorney from Manuel Antonio Romero Belismelis to Dionisio Romero Seminario dated December 16, 1996. (6)

D.13	Power of Attorney from Alfredo Romero Belismelis to Dionisio Romero Seminario dated December 16, 1996. (6)

D.14	Power of Attorney from Fernando Romero Belismelis to Dionisio Romero Seminario dated December 16, 1996. (6)

D.15	Power of Attorney from Dionisio Romero Paoletti to Dionisio Romero Seminario dated December 16, 1996. (6)

D.16	Power of Attorney from Birmingham Merchant S.A. to Dionisio Romero Seminario dated February 17, 1998. (7)

D.17	Power of Attorney from Urigeler Internacional S.A. to Dionisio Romero Seminario dated December 16, 1996. (6)

D.18	Power of Attorney from Maray S.A. to Dionisio Romero Seminario dated December 16, 1996. (6)

D.19	Power of Attorney from Ransa Comercial S.A. to Dionisio Romero Seminario dated December 16, 1996. (6)

D.20	Power of Attorney from Alicorp S.A. f/k/a Consorcio Fabril Pacificio to Dionisio Romero Seminario dated December 16, 1996. (6)

D.21	Power of Attorney from Robelis S.A. to Dionisio Romero Seminario dated December 16, 1996. (6)

D.22	Power of Attorney from Vineyard Investment Inc. to Dionisio Romero Seminario dated February 5, 2003.(8)

D.23	Power of Attorney from Belle Company Inc. to Dionisio Romero Seminario dated February 5, 2003.(9)

D.24	Power of Attorney from Sparkling Business Inc. to Dionisio Romero Seminario dated February 5, 2003.(10)

D.25	Power of Attorney from La Roncadora S.A. to Dionisio Romero Seminario dated February 12, 2004.(11)

D.26	Power of Attorney from Arlow Holding Corporation to Dionisio Romero Seminario dated February 8, 2006.(12)

D.27	Power of Attorney from Tech American Enterprises Inc. to Dionisio Romero Seminario dated January 12, 2007.

D.28	Power of Attorney from Van Intercorp Inc. to Dionisio Romero Seminario dated January 12, 2007.

D.29	Power of Attorney from Cernical Group S.A. to Dionisio Romero Seminario dated January 12, 2007.

(1)	Incorporated by reference to Exhibit D.1 to Amendment No. 6 to Schedule 13G, as filed by the Reporting Persons with the Securities and Exchange Commission on June 5, 2002.

(2)	Incorporated by reference to Exhibit D.2 to Amendment No. 6 to Schedule 13G, as filed by the Reporting Persons with the Securities and Exchange Commission on June 5, 2002.

(3)	Incorporated by reference to Exhibit D.5 to Amendment No. 6 to Schedule 13G, as filed by the Reporting Persons with the Securities and Exchange Commission on June 5, 2002.

(4)	Incorporated by reference to Exhibit D.6 to Amendment No. 6 to Schedule 13G, as filed by the Reporting Persons with the Securities and Exchange Commission on June 5, 2002.

(5)	Incorporated by reference to Amendment No. 6 to Schedule 13G, as filed by the Reporting Persons with the Securities and Exchange Commission on June 5, 2002.

(6)	Incorporated by reference to Amendment No. 1 to Schedule 13G, as filed by the Reporting Persons with the Securities and Exchange Commission on February 14, 1997.

(7)	Incorporated by reference to Amendment No. 2 to Schedule 13G, as filed by the Reporting Persons with the Securities and Exchange Commission on February 17, 1998.

(8)	Incorporated by reference to Exhibit D.7 to Amendment No. 7 to Schedule 13G, as filed by the Reporting Persons with the Securities and Exchange Commission on February 19, 2003.

(9)	Incorporated by reference to Exhibit D.8 to Amendment No. 7 to Schedule 13G, as filed by the Reporting Persons with the Securities and Exchange Commission on February 19, 2003.

(10)	Incorporated by reference to Exhibit D.9 to Amendment No. 7 to Schedule 13G, as filed by the Reporting Persons with the Securities and Exchange Commission on February 19, 2003.

(11)	Incorporated by reference to Exhibit D.8 to Amendment No. 8 to Schedule 13G, as filed by the Reporting Persons with the Securities and Exchange Commission on February 18, 2004.

(12)	Incorporated by reference to Exhibit D.26 to Amendment No.10 to Schedule 13G, as filed by the Reporting Persons with the Securities and Exchange Commission on February 13, 2006.

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